Exhibit 10.17b
SECOND AMENDMENT TO LEASE
     This SECOND AMENDMENT TO LEASE (this “Second Amendment”) is made as of October 4th, 2006 by and between Teachers Insurance & Annuity Association of America, Inc., a New York corporation (“Landlord”), and Helix BioMedix, Inc., a Delaware corporation (“Tenant”).
RECITALS
     Landlord is the landlord and Tenant is the tenant under that certain Lease dated August 14, 2001 (the “Initial Lease”), as modified by First Amendment to Lease dated for reference purposes December 6, 2005 (the “First Amendment”), for premises located at 22122 20th Avenue SE, Bothell, Washington, 98021, Building H, Unit 148 (the “Initial Premises” or “H/148”). The Initial Premises consists of 3,038 rentable square feet (being 2,378 rsf office and 660 rsf warehouse). As used herein the “Amended Lease” shall mean the Initial Lease as amended by First Amendment, and the “Lease” shall mean the Amended Lease as modified by this Second Amendment.
     The parties desire to amend the Lease as follows (all on the terms and conditions set forth in this Second Amendment):
     A. Add to the Initial Premises that certain space consisting of an agreed 2,246 rentable square feet (being 2,246 rsf of office) and located at 22118 20th Avenue SE, Bothell, Washington, Building G, Unit 204, as shown in the attached Exhibit A, which is incorporated herein by reference (“Expansion Space” or “G/204”)). The Initial Premises and Expansion Space are located in the Project that is legally described and depicted on the attached Exhibit B;
     B. Extend the Lease Term for approximately an additional thirty-six (36) full calendar months;
     C. Make certain other modifications to the Lease, all on the following terras and conditions.
     Except as otherwise specifically defined herein all capitalized terms shall have the meanings assigned in the Initial Lease.
AGREEMENT
     In furtherance of the Recitals set forth above, which are incorporated herein by reference, and in consideration of the mutual promises and covenants set forth below, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties acknowledge and agree to the following:
     1. Addition of Expansion Space. On December 1, 2006 (“Expansion Space Addition Date”), the Expansion Space shall be added to the Initial Premises. Notwithstanding anything to the contrary in the Lease, the Expansion Space shall be used by Tenant only for general office and administrative use for a company specializing in the research and development of biopharmaceutical products involving bioactive peptides. From and after the Expansion Space Addition Date, (i) the term “Premises” as used in the Lease shall include both the Initial Premises and the Expansion Space, (ii) Section l(e) of the Amended Lease shall be revised such that the total Premises shall consist of an agreed 5,284 rentable square feet, and (iii) Tenant’s Share of Expenses shall be recalculated to reflect the increased rentable square footage of the Premises. If the Expansion Space is not delivered to Tenant with Landlord’s Work in the Expansion Space (as defined in Section 9 below) substantially complete by December 1, 2006, this Second Amendment shall not be void or voidable, nor shall Landlord be liable to Tenant for any loss or damage resulting therefrom. However, if the Expansion Space is not delivered by Landlord to Tenant on or before December 1, 2006 with Landlord’s Work in the Expansion Space substantially completed, then the Expansion Space Addition Date shall be the first to occur of the following events: (i) the date on which Landlord notifies Tenant that Landlord’s Work in the Expansion

Space is substantially complete (Landlord agrees to use reasonable efforts to provide three (3) business days prior notice to Tenant of such date), (ii) the date on which Tenant takes possession or commences beneficial occupancy of the Expansion Space, or (iii) if substantial completion of Landlord’s Work in the Expansion Space is delayed due to (a) Tenant’s failure to perform its obligations under this Second Amendment, the Work Letter Agreement or the Lease, (b) changes to the Tenant Improvement Plans required by Tenant or (c) elements of the Tenant Improvements that are required by Tenant but that cannot reasonably be performed in the timeframes set forth in Landlord’s Work Schedule, then the date determined by Landlord as the date upon which Landlord’s Work would have been substantially completed, but for the occurrence of the same.
     2. Extended Term of the Lease. Section l(g) of the Initial Lease is hereby amended to extend the Term of the Lease for an additional term (“Second Extended Term”) commencing on December 1, 2006 (“Second Extended Term Commencement Date”) and terminating on the last day of the thirty-sixth (36th) full calendar month following the Expansion Space Addition Date (“Expiration Date” or “Second Extended Term Expiration Date”).
     3. Base Monthly Rent. From and after the Second Extended Term Commencement Date, Section l (h) of the Initial Lease is hereby modified such that the Base Monthly Rent for the Initial Premises shall be as follows: (“Month” refers to the period through the full applicable calendar month)

H/148
Time Period	Base Monthly Rent
Second Extended Term Commencement Date — Month 12	$3,369.00
Month 13 – Month 24	$3,470.00
Month 25 – Second Extended Term Expiration Date	$3,574.00
     From and after the Expansion Space Addition Date, Section l (h) of the Initial Lease is hereby modified such that the Base Monthly Rent for the Expansion Space shall be as follows: (“Month” refers to the period through the full applicable calendar month). Base Monthly Rent for the Expansion Space shall be in addition to Base Monthly Rent for the Initial Premises.

G/204
Time Period	Base Monthly Rent
Expansion Space Addition Date — Month 12	$2,695.00
Month 13 – Month 24	$2,776.00
Month 25 – Second Extended Term Expiration Date	$2,859.00
     4. Security Deposit. At the same time as it signs and delivers this Second Amendment, Tenant shall deliver an additional $4,201.00 as a Security Deposit under the Lease (such that the total Security Deposit shall be $8,512) and an additional nonrefundable cleaning fee of $125.
     5. Parking. From and after the Expansion Space Addition Date, the first (1st) sentence of Section 11 of the Initial Lease hereby is deleted and replaced with the following sentences: “Landlord grants to Tenant and Tenant’s customers, suppliers, employees and invitees, a non-exclusive license to use up to nineteen (19) surface, unreserved parking stalls in the designated parking areas in the Project, for the use of motor vehicles during the term of this Lease.”
     6. Cable. Section 26 of the Initial Lease hereby is modified by placing an “(a)” at the beginning of the first (1st) paragraph and a “(b)” at the beginning of the second (2nd) paragraph. The following new Section 26(c) hereby is added to the Initial Lease:
     c. Cable.
(1)	Within thirty (30) days after the expiration or sooner termination of the Lease or at any time that any of the Wires (as defined below) are no longer in active use by Tenant, Landlord may elect by written notice to Tenant to:

(a)	Retain any or all wires, cables, and similar installations appurtenant thereto (“Wires”) installed by Tenant within the Premises or anywhere in the Building outside the Premises, including, without limitation, the plenums or risers of the Building;

(b)	Remove any or all of the Wires and restore the Premises or the Building, as the case maybe, to their condition existing prior to the installation of the Wires (“Wire Restoration Work”). Landlord, at its option, may perform such Wire Restoration Work at Tenant’s sole (but reasonable) cost and expense; or

(c)	Require Tenant to perform all or part of the Wire Restoration Work at Tenant’s sole cost and expense.
(2)	In the event that Tenant discontinues the use of all or any part of the Wires or is no longer using all or any part of the Wires, Tenant shall within thirty (30) days thereafter notify Landlord of same in writing, accompanied by a plan or other reasonable description of the current type, quantity, points of commencement and termination, and routes of the Wires to allow Landlord to determine if Landlord desires to retain same.

(3)	In the event Landlord elects to retain any or all of the Wires, Tenant covenants that:
(a)	Tenant shall be the sole owner of the Wires, Tenant shall have the sole right to surrender the Wires, and the Wires shall be free of all liens and encumbrances; and

(b)	All Wires shall be left in good condition, working order, properly labeled and capped or sealed at each end and in each telecommunications/electrical closet and junction box, and in safe condition.
(4)	Notwithstanding anything to the contrary in this Lease, Landlord may retain Tenant’s Security Deposit after the expiration or sooner termination of the Lease until one of the following events has occurred with respect to all of the Wires:
(a)	Landlord elects to retain the Wires pursuant to Paragraph (l)(a) above;

(b)	Landlord elects to perform the Wire Restoration Work pursuant to Paragraph (1)(b) above and the Wire Restoration Work is complete and Tenant has fully reimbursed Landlord for all reasonable costs related thereto; or

(c)	Landlord elects to require Tenant to perform the Wire Restoration Work pursuant to Paragraph (l)(c) above and the Wire Restoration Work is complete and Tenant has paid for all reasonable costs related thereto.
(5)	In the event that Tenant fails or refuses to pay all reasonable costs of the Wire Restoration Work within thirty (30) days of Tenant’s receipt of Landlord’s notice requesting Tenant’s reimbursement for or payment of such costs or otherwise fails to comply with the provisions of this Clause, Landlord may apply all or any portion of Tenant’s Security Deposit toward the payment of any reasonable costs or expenses relative to the Wire Restoration Work or Tenant’s obligations under this Clause. The retention or application of such Security Deposit by Landlord pursuant to this Clause does not constitute a limitation on or waiver of Landlord’s right to seek further remedy under law or equity.

(6)	The provisions of this Section 26(c) shall survive the expiration or sooner termination of the Lease.

     7. Limitation of Landlord’s Liability. Section 27 of the Initial Lease is hereby deleted in its entirety and the following language set in its place:
27. limitation of landlord’s liability. notwithstanding anything to the contrary in this lease, and in consideration of the benefits accruing hereunder, tenant agrees that, in the event of any actual or alleged failure, breach or default of this lease by landlord, landlord’s liability under this lease shall be limited to, and tenant shall look only to the interest of landlord in the building, including all rents, proceeds and profits therefrom. tenant shall look solely to landlord’s interest in the building, including all rents, proceeds and profits therefrom, for the recovery of any judgment or award against landlord. landlord shall not be personally liable for any judgment or deficiency, and in no event shall landlord be liable to tenant for any lost profit, damage to or loss of business or any form of special, indirect or consequential damage. before filing suit for an alleged default by landlord, tenant shall give landlord notice and reasonable time to cure the alleged default.
     8. Miscellaneous Provisions. Section 29(h) of the Initial Lease hereby is deleted in its entirety and the following language set in its place:
     h. Landlord’s Successors. In the event of a sale or conveyance by Landlord of the Project, the same shall operate to release Landlord from any liability under this Lease, and in such event Landlord’s successor in interest shall be solely responsible for all obligations of Landlord under this Lease. If only a portion of the Project is sold, this Lease shall run with the portion of the Project on which the Building is located, and Tenant’s Share shall be equitably adjusted based on the ratio of Tenant’s square footage to the total square footage of premises in the Project so as to reflect the deletion of any other buildings from the Project.
     9. As Is; Landlord’s Work. Tenant leases the Initial Premises and Expansion Space in their as-is, where-is-condition and acknowledges that Landlord has not agreed to and shall not be required to make any improvements or alterations to the same, except for the work set forth in the attached Exhibit C (“Landlord’s Work” or “Tenant Improvements”). Tenant agrees to cooperate with Landlord with respect to Landlord’s performance of such Tenant Improvements.
     10. Brokers. Tenant was represented in this Second Amendment transaction by Bill Neil of GVA Kidder Mathews, who shall be compensated by Landlord pursuant to a separate written agreement. Except for the broker set forth in the preceding sentence, each party shall indemnify, defend and hold the other party harmless from and against all costs, expenses, attorneys’ fees, liens and other liability for commissions or other compensation claimed by any broker or agent claiming the same by, through, or under that party.
     11. OPTION TO RENEW. Tenant is hereby granted the right to extend the Term of this Lease only with respect to H/148 (and not with respect to G/204) beyond the Expiration Date of the Second Extended Term for one (1) successive period of thirty-six (36) months (the “Third Extended Term”). This right to extend may be exercised by Tenant only by giving Landlord written notice (“Notice”) no sooner than twelve (12) months and no later than nine (9) months prior to the Expiration Date of the Second Extended Term. If at the time of Tenant’s notice, Tenant is in default of its obligations under the Lease beyond any applicable cure period, then Tenant’s Notice to extend the Lease for the Third Extended Term shall be invalid. Tenant’s right to extend the Lease for the Third Extended Term is personal to Tenant and may not be exercised by any subtenant or assignee of Tenant. From and after the commencement of the Third Extended Term, all of the terms, covenants, and conditions of the Lease shall continue in full force and effect as written, except that Section 11 of this Second Amendment shall be deleted in its entirety and Base Monthly Rent for the Third Extended Term shall be at the rate then being paid under new leases for similarly improved and situated premises in the Canyon Park Business Center of which this Project is a part, but not less than the Base Monthly Rent in effect for the last month of the Second Extended Term. Tenant shall include with its Notice copies of Tenant’s then-current financial statement as well as financial statements from the three (3) years prior to the current financial statement year, and shall provide Landlord with such other financial information regarding Tenant as Landlord may require. Tenant’s right to extend the Term of this Lease for the Third Extended Term is contingent upon Landlord’s approval, in its reasonable discretion, of such financial statements and information. Tenant shall have no options to renew the Lease beyond the Second Extended Term except as set forth in this paragraph; Section 5 of the First Amendment hereby is deleted in its entirety and of no further force and effect.
     12. Full Force and Effect. Except as modified herein, all other terms and conditions of the Lease shall remain in full force and effect. Tenant confirms that Landlord is not now and has not in the past been in default under the Lease, and Tenant has no claim against Landlord for damages or offset of any type.
     13. Entire Agreement. This Second Amendment and the Amended Lease constitute the entire agreement between Landlord and Tenant with respect to the subject matter of this Second Amendment.
Landlord: Teachers Insurance & Annuity Association of America. Inc., a New York corporation

By:	/s/ Derek Landry
Derek Landry
Its:	Director

Tenant:         Helix BioMedix, Inc., a Delaware corporation

By:	/s/ David Kirske
David Kirske
Its:	CFO

Exhibit A
The Expansion Space

Office = 2,246 Warehouse = 0 Total = 2,246 rsf

Exhibit B
(The Project)
LEGAL DESCRIPTION -PHASE II (Buildings G — H)
THAT PORTION OF THE WEST HALF OF SECTION 29 AND OF THE EAST HALF OF SECTION 30, TOWNSHIP 27 NORTH, RANGE 5 EAST, W.M., SNOHOMISH COUNTY, WASHINGTON. DESCRIBED AS FOLLOWS:
BEGINNING AT A POINT ON THE NORTH LINE OF THE AMENDED PLAT OF VILLAGE SQUARE, ACCORDING TO THE PLAT RECORDED IN VOLUME 42 OF PLATS, PAGES 193 THROUGH 198, INCLUSIVE, RECORDS OF SAID COUNTY, SAID POINT BEING NORTH 88 47’ 26” EAST 627.20 FEET FROM THE NORTHWEST CORNER OF SAID PLAT;
THENCE NORTH 88 47’ 26” EAST 363.00 FEET ALONG SAID NORTH LINE TO THE NORTHEAST
CORNER OF SAID PLAT;
THENCE NORTH 46 29’ 12” EAST 547.38 FEET TO A POINT ON A 325 FOOT RADIUS CURVE CONCAVE TO THE NORTHEAST, A RADIAL THROUGH SAID POINT BEARING NORTH 46 29’ 12” EAST;
THENCE NORTHWESTERLY ALONG SAID CURVE AN ARC DISTANCE OF 196.99 FEET TO A POINT OF REVERSE CURVE WITH A 775.00 FOOT RADIUS CURVE TO THE LEFT;
THENCE NORTHERLY ALONG SAID 775.00 FOOT RADIUS CURVE AN ARC DISTANCE OF 112.88 FEET;
THENCE SOUTH 70 40’ 00” WEST 272.00 FEET TO THE POINT OF CURVE OF A 450.00 FOOT RADIUS CURVE TO THE LEFT;
THENCE WESTERLY ALONG SAID CURVE AN ARC DISTANCE OF 160.66 FEET;
THENCE SOUTH 80 52’ 00” WEST 170.32 FEET;
THENCE SOUTH 68 59’ 47” WEST 110.41 FEET;
THENCE SOUTH 14 04’ 41” EAST 278.91 FEET;
THENCE SOUTH 17 06’ 43” WEST 170.08 FEET TO THE POINT OF BEGINNING;
TOGETHER WITH AN EASEMENT FOR INGRESS, EGRESS AND UTILITIES 25.00 FEET WIDE, BEING 12.50 FEET ON EACH SIDE OF THE FOLLOWING DESCRIBED CENTERLINE;
BEGINNING AT THE NORTHEAST CORNER OF THE ABOVE DESCRIBED PARCEL;
THENCE SOUTH 70 40’ 00” WEST 272.00 FEET TO THE POINT OF A CURVE OF A 450.00 FOOT RADIUS
CURVE TO THE LEFT;
THENCE WESTERLY ALONG SAID CURVE AN ARC DISTANCE OF 160.66 FEET TO THE TERMINUS OF
SAID CENTERLINE AND EASEMENT.
SITUATE IN THE COUNTY OF SNOHOMISH, STATE OF WASHINGTON.
Cross hatched area denotes Project.

EXHIBIT C
WORK LETTER AGREEMENT
     This Work Letter Agreement is entered into in conjunction with that certain Second Amendment to Lease Agreement dated                      by and between Teachers Insurance & Annuity Association of America, Inc., a New York corporation (“Landlord”), and Helix BioMedix, Inc. a Delaware corporation (“Tenant”).
RECITALS
     A. Concurrently with the execution of this Work Letter Agreement, Landlord and Tenant have entered into a Second Amendment to Lease (the “Second Amendment”) under which, among other things, Tenant has leased certain additional space (“Expansion Space”) from Landlord, as more particularly described in the Second Amendment. Capitalized terms not defined in this Exhibit C shall have the meaning ascribed to them in the Second Amendment and Amended Lease.
     B. In order to induce Tenant to enter into the Second Amendment and in consideration of the mutual covenants hereinafter contained, Landlord and Tenant hereby agree as follows:
1. COMPLETION SCHEDULE.
     Following the execution of the Second Amendment, Landlord shall deliver to Tenant a schedule (the “Work Schedule”) setting forth a timetable for the planning and completion of the installation of the Tenant Improvements to be constructed in the Premises. The Work Schedule shall set forth each of the various items of work to be done by or approval to be given by Landlord and Tenant in connection with the completion of the Tenant Improvements. Such Schedule shall be the basis for completing the Tenant Improvement work. Tenant agrees to act reasonably and promptly in reviewing and responding to all schedules, drawings, specifications, budgets and other such items related to Landlord’s Work.
2. TENANT IMPROVEMENTS.
     The terms “Tenant Improvements” and “Landlord’s Work” shall include all work to be done in the Premises pursuant to the Tenant Improvement Plans described in Paragraph 3 below, including, but not limited to, partitioning, doors, ceilings, floor coverings, wall finishes (including paint and wallcovering), electrical (including lighting, switching, telephones, outlets, etc.) and plumbing.
3. TENANT IMPROVEMENT PLANS.
     Upon Landlord’s request, Tenant agrees to meet with Landlord’s architect and/or space planner for the purpose of preparing a space plan for the layout of the Premises. Based upon such space plan, which must be approved of by both Landlord and Tenant, Landlord’s architect shall prepare final working drawings and specifications for the Tenant Improvements. Such final working drawings and specifications may be referred to herein as the “Tenant Improvement Plans.” The Tenant Improvement Plans must be approved of by both Landlord and Tenant, and must be consistent with Landlord’s standard specifications (the “Standards”) for tenant improvements for the Building, as the same may be changed from time to time by Landlord. Both Landlord and Tenant agree to act reasonably and promptly in reviewing and responding to requests for approval of the space plan and the Tenant Improvement Plans.
4. NON-STANDARD TENANT IMPROVEMENTS.
     Landlord shall permit Tenant to deviate from the Standards for the Tenant Improvements; provided that (a) the deviations shall not be of a lesser quality than the Standards; (b) the total lighting for the Premises shall not exceed 1.65 watts per rentable square foot; (c) the deviations conform to applicable governmental regulations and necessary governmental permits and approvals have been secured; (d) the deviations do not require building service beyond the level normally provided to other tenants in the Building and do not overload the floors; (e) Landlord has reasonably determined that the deviations are of a nature and quality that are consistent with the overall objectives of the Landlord for the Building; and (f) any costs related to such deviations shall be borne by Tenant.
5. FINAL PRICING AND DRAWING SCHEDULE.
     After the preparation of the space plan and after Tenant’s written approval thereof, in accordance with the Work Schedule, Landlord shall cause its architect to prepare and submit to Tenant the final working drawings and specifications referred to in Paragraph 3 hereof. Such working drawings shall be approved by Landlord and Tenant in accordance with the Work Schedule and shall thereafter be submitted to the appropriate governmental body by Landlord’s architect for plan checking and the issuance of a building permit. Landlord, with Tenant’s cooperation, shall cause to be made any changes in the plans and specifications necessary to obtain the building permit. Concurrent with the plan checking, Landlord shall have prepared a final pricing for Tenant’s approval, in accordance with the Work Schedule, taking into account any modifications which may be required to reflect changes in the plans and specifications required by the City or County in which the Premises are located. After final approval of the working drawings, no further changes to the Tenant Improvement Plans may be made without the prior written approval from both Landlord and Tenant, and then only after agreement by Tenant to pay any excess costs resulting from the design and/or construction of such changes. Tenant hereby acknowledges that any such changes shall be subject to the terms of Paragraph 7 hereof.
6. CONSTRUCTION OF TENANT IMPROVEMENTS.
     After the Tenant Improvement Plans have been prepared and approved, the final pricing has been approved and a building permit for the Tenant Improvements has been issued, Landlord shall enter into a construction contract with its contractor for the installation of the Tenant Improvements in accordance with the Tenant Improvement Plans. Landlord shall supervise the completion of such work and shall use commercially reasonable efforts to secure substantial completion of the work in accordance with the Work Schedule. The cost of such work shall be paid as provided in Paragraph 7 hereof. Landlord shall not be liable for any direct or indirect damages as a result of delays in construction beyond Landlord’s reasonable control, including, but not limited to, acts of God, inability to secure governmental approvals or permits, governmental restrictions, strikes, availability of materials or labor or delays by Tenant (or its architect or anyone performing services on behalf of Tenant).
7. PAYMENT OF COST OF THE TENANT IMPROVEMENTS.
a. Landlord hereby grants to Tenant (1) a “G/204 Tenant Allowance” up to and not to exceed Twenty-Four Thousand Seven Hundred Six Dollars ($24,706.00) to be applied towards Tenant Improvements to G/204; and (2) an “H/148 Tenant Allowance” up to and not to exceed Nine Thousand One Hundred Fourteen Dollars ($9,114) to be applied towards Tenant Improvements to H/148. The G/204 Tenant Allowance and H/148 Tenant Allowance may each be referred to herein as a “Tenant Allowance” and are collectively referred to as the “Tenant Allowances.” The Tenant Allowances shall be used only for:
     (1) Payment of the cost of preparing the space plan and the final working drawings and specifications, including electrical, plumbing and structural drawings and of all other aspects of the Tenant Improvement Plans. Without limitation, the Tenant Allowances will not be used for the payment of (i) relocation costs; (ii) security access control equipment; (iii) interior signage or graphics; and/or (iv) extraordinary design work not included within the scope of Landlord’s building standard improvements or for payments to any other consultants, designers or architects other than Landlord’s architect and/or space planner.
     (2) The payment of plan check, permit and license fees relating to construction of the Tenant Improvements.
     (3) Construction of the Tenant Improvements, including, without limitation, the following:

          (a) Installation within the Premises of all partitioning, doors, floor coverings, ceilings, wall coverings and painting, millwork and similar items.
          (b) All electrical wiring, lighting fixtures, outlets and switches, and other electrical work to be installed within the Premises.
          (c) The furnishing and installation of all duct work, terminal boxes, diffusers and accessories required for the completion of the heating, ventilation and air conditioning systems within the Premises, including the cost of meter and key control for after-hour air conditioning.
          (d) Any additional Tenant requirements including, but not limited to, odor control, special heating, ventilation and air conditioning, noise or vibration control or other special systems.
          (e) All fire and life safety control systems such as fire walls, sprinklers, halon, fire alarms, including piping, wiring and accessories installed within the Premises.
          (f) All plumbing, fixtures, pipes and accessories to be installed within the Premises.
          (g) Testing and inspection costs.
          (h) Contractor’s fees, including but not limited to any fees based on general conditions.
     (4) All other costs to be expended by Landlord in the construction of the Tenant Improvements, including those costs incurred by Landlord for construction of elements of the Tenant Improvements in the Premises.
b. The cost of each item of the Tenant Improvements shall be charged against the applicable Tenant Allowance. In the event that the cost of designing and constructing the Tenant Improvements, as established by Landlord’s final pricing schedule, shall exceed the applicable Tenant Allowance, or if any of the Tenant Improvements are not to be paid out of the Tenant Allowance as provided in Paragraph 7a above, the excess shall be paid or bonded by Tenant to Landlord prior to the commencement of construction of the Tenant Improvements.
c. In the event that, after the Tenant Improvement Plans have been prepared and a price therefore established by Landlord, Tenant shall require any changes or substitutions to the Tenant Improvement Plans, any additional costs thereof shall be paid by Tenant to Landlord prior to the commencement of such work. Landlord shall have the right to decline Tenant’s request for a change to the Tenant Improvement Plans it such changes are inconsistent with Paragraphs 3 and 4 above, or if the change would, in Landlord’s opinion, unreasonably delay construction of the Tenant Improvements.
d. In the event that the cost of the Tenant Improvements increases as set forth in Landlord’s final pricing schedule for any reason whatsoever, including without limitation the requirements of any governmental agency, Tenant shall pay Landlord the amount of such increase within ten (10) days of Landlord’s written notice; provided, however, that Landlord shall first apply toward such increase any remaining balance in the applicable Tenant Allowance; and further provided that, unless such cost is not covered by the available Tenant Allowance and is not received within such ten (10) day period, Landlord will not delay its construction of the Tenant Improvements because of such increase.
e. Any portion(s) of the Tenant Allowances that is not used by the Expansion Space Addition Date shall be retained by Landlord; provided only that if Tenant does not use the entire G/204 Tenant Allowance, then Tenant may apply up to $4,492 of such unused portion towards the costs of telephone and data cabling in G/204.
8. MISCELLANEOUS

     Either party’s default or failure to perform under this Work Letter Agreement shall be a default under the Lease, and without limiting any other rights, the non-defaulting party shall be entitled to all of its remedies under the Lease with respect to such default. Any amounts owed by Tenant to Landlord under this Work Letter Agreement shall be Additional Rent owed under the Lease.

STATE OF California      )
                                          )ss.
COUNTY OF Orange      )
          I certify that I know or have satisfactory evidence that Derek Landry is the person who appeared before me, and said person acknowledged that he/she signed this instrument, on oath stated that he/she was authorized to execute the instrument and acknowledged it as the Director of Teachers Insurance & Annuity Association of America. Inc. to be the free and voluntary act of such party for the uses and purposes mentioned in the instrument.
          Dated: 10/04/04

/s/ Kari Mcgowan

(SEAL)	(Signature)
Kari Mcgowan

(Print Name) Notary Public, in and for the State of, CA residing at Newport Beach My Commission Expires 12/02/09
STATE OF Washington       )
                                              )ss.
COUNTY OF                       )
     I certify that I know or have satisfactory evidence that David Kirske is the person who appeared before me, and said person acknowledged that he/she signed this instrument, on oath stated that he/she was authorized to execute the instrument and acknowledged it as the CFO of Helix BioMedix, Inc. to be the free and voluntary act of such party for the uses and purposes mentioned in the instrument.
          Dated: 9-21-06

/s/ Karen A. Martinez

(SEAL)	(Signature)
Karen A. Maitiner

(Print Name) Notary Public, in and for the State of WA, residing at Snohomish WA My Commission Expires 7-17-10